Exhibit 99.1
CAPE BANCORP, INC. REPORTS
THIRD QUARTER 2009 RESULTS
Cape May Court House, New Jersey, October 21, 2009 — Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter ended September 30, 2009. The release does not compare operating results for the nine month period ended September 30, 2009 and 2008 due to the Company’s acquisition of Boardwalk Bancorp, Inc and its wholly owned subsidiary, Boardwalk Bank, which occurred on January 31, 2008.
For the quarter ended September 30, 2009, Cape Bancorp reported a net loss of $19.1 million, or $1.55 per share, compared to net income of $103,000 or $0.01 per share reported for the quarter ended June 30, 2009. The following is a recap of certain significant income and expense events that occurred during the third quarter: gains on sales of investments of $595,000; loan loss provision of $9.8 million; an other-than-temporary-impairment (OTTI) charge related to the CDO investment portfolio of $799,000 and income tax expense of $12.6 million primarily related to the establishment of a deferred tax asset allowance. The net loss year-to-date was $19.1 million, or $1.55 per share.
At September 30, 2009, Cape Bancorp’s total assets decreased to $1.067 billion from $1.111 billion at June 30, 2009, a decrease of $44 million or 3.96%. Total assets decreased $23.5 million or 2.15% from December 31, 2008.
At September 30, 2009, Cape Bancorp’s total net loans decreased to $789.6 million at September 30, 2009, from $800.3 million at June 30, 2009, a decrease of $10.7 million or 1.34%. The decline reflects a decrease in commercial loans of $7.0 million, a decrease in mortgage loans of $2.1 million and an increase in the allowance for loan losses of $1.7 million offset partially by an increase in consumer loans of $112,000. Net loans have increased $5.7 million or 0.73% since December 31, 2008.
Delinquent loans increased $777,000 to $37.1 million or 4.6% of total gross loans at September 30, 2009 from $36.3 million, or 4.5% of total gross loans at June 30, 2009. Total delinquent loans by portfolio at September 30, 2009 were comprised of $30.1 million of commercial mortgage and commercial business loans, $5.5 million of residential mortgage loans and $1.5 million of consumer loans. Delinquent loan balances by number of days delinquent were: 31 to 59 days — $2.3 million; 60 to 89 days — $3.8 million; and 90 days and greater — $31.0 million. Additionally, at September 30, 2009, Cape Bancorp had $5.3 million of loans that were performing in accordance with their repayment terms but on which the Company was not accruing interest because of deterioration in the financial condition of the borrower. These are ten secured commercial loans represented by six borrowers, one of whom has five loans totaling $4.5 million, and each of the remaining five borrowers has one loan within a range of $50,000 to $233,000.

At September 30, 2009, the Company had $34.5 million in non-performing loans or 4.29% of total gross loans, an increase of $4.8 million from $29.7 million or 3.65% at June 30, 2009. Total non-performing loans by portfolio were comprised of $31.8 million of commercial loans, $2.4 million of mortgage loans and $195,000 of consumer loans. Additionally, the Company had $1.8 million of loans that were 90 days or more delinquent and still accruing (9 residential mortgage loans for $1.6 million and 1 consumer loan for $250,000). These loans are both well secured and in the process of collection. Of the commercial non-performing loans $4.8 million (17 loans or 15%) were secured by residential, duplex and multi-family related loans, $3.7 million (9 loans or 12%) were secured by land and building lot related loans, $1.3 million (5 loans or 4%) were secured by retail store related loans, $6.3 million (12 loans or 20%) were secured by restaurant related loans, $2.1 million (2 loans or 6%) were secured by marina related loans, $1.7 million (2 loans or 6%) were secured by auto dealership related loans, $2.9 million ( 6 loans or 9%) were secured by B&B and hotel related loans and $9.0 million (19 loans or 28%) were secured by commercial building and equipment related loans. The three largest relationships in this category of non-performing loans are $4.5 million, $2.8 million, and $2.4 million.
At September 30, 2009, Cape Bancorp’s allowance for loan losses increased to $13.8 million from $12.1 million at June 30, 2009, an increase of $1.7 million or 14.05%. The allowance for loan loss ratio increased to 1.71% of gross loans at September 30, 2009 from 1.49% of gross loans at June 30, 2009. The allowance for loan losses to non-performing loan coverage ratio decreased to 37.98% at September 30, 2009 from 40.70% at June 30, 2009. Charge-offs during the quarter ended September 30, 2009 were $8.1 million. A significant portion ($6.6 million) of the charge-offs for the quarter stem from two credit relationships. The first of these is a $9.8 million commercial relationship for which the Company is taking a $5.3 million charge, and the second relationship is a $2.1 million loan for which the Company is taking a $1.3 million charge prompted by the collapse of a state funded purchase of the real estate project. Each of these loans had been considered performing credits at June 30, 2009. Charge-offs were $2.1 million for the quarter ended June 30, 2009. Loan loss recoveries totaled $8,000 for the quarter ended September 30, 2009, compared to $392,000 in recoveries for the quarter ended June 30, 2009.
Other Real Estate Owned (OREO) decreased to $508,000 at September 30, 2009 from $1.4 million at June 30, 2009 as two OREO properties were sold during the third quarter with a recorded loss of $122,000. The current OREO balance of $508,000 is comprised of four properties: one commercial real estate property, one single family house, and two vacant lots.
Cape Bancorp’s total investment securities portfolio decreased to $156.5 million at September 30, 2009, from $170.9 million at June 30, 2009, a decrease of $14.4 million or 8.4%. At September 30, 2009, the cost basis of the collateralized debt obligation (CDO) portion of the investment portfolio securities was $13.3 million with a fair market value of $1.6 million. For the quarter ended September 30, 2009 Cape Bancorp recognized a credit related OTTI charge of $799,000 on the CDO portion of the investment portfolio. On a year-to-date basis, a credit related OTTI charge of $4.8 million has been recognized by the Company.

At September 30, 2009, Cape Bancorp’s total deposits increased to $763.4 million from $744.6 million at June 30, 2009, an increase of $18.8 million or 2.52%. The increase consists of the following: core deposit accounts (interest bearing and non-interest bearing checking accounts, MMDA and savings accounts) increased $12.6 million, brokered deposits increased $18.4 million, Certificate of Deposit Account Registry Service (CDARS) deposits increased $1.8 million and internal accounts increased by $668,000, offset by decreases in certificates of deposits of $14.7 million. The decreases in certificates of deposits resulted directly from deposit repricing strategies. Total deposits increased $52.3 million or 7.35% from December 31, 2008.
At September 30, 2009, Cape Bancorp’s total borrowings decreased to $173.5 million from $217.0 million at June 30, 2009, a decrease of $43.5 million or 20.05%.
An annual goodwill impairment analysis was completed during the September 30 quarter which resulted in no impairment of the $22.6 million goodwill as of September 30, 2009. Goodwill will continue to be reviewed on a periodic basis.
Cape Bancorp’s total equity decreased to $124.7 million at September 30, 2009 from $143.0 million at June 30, 2009, a decrease of $18.3 million or 12.8%. The decrease in equity was attributable to the net loss of $19.1 million partially offset by a decrease in accumulated other comprehensive loss, net of tax of $779,000. This loss is not expected to impact Cape Bank’s well capitalized status for regulatory purposes.
Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:
“As we noted in our pre-announcement, in large part, the loan losses taken in the third quarter were related to two commercial credits. And, while delinquent loans are at a high level, the third quarter ratio was in line with the prior quarter perhaps an indication of some stabilization.
A substantial component of the loss was the result of a reduction to the Company’s deferred tax assets. It should be noted that under certain circumstances this allowance can be reversed, which would offset future income tax expense.
Finally, in spite of the loss there were also some favorable developments. Core deposits grew which allowed for the run off of more costly CDs, and net interest margin remained stable at 3.52% from the second quarter to the third quarter.
We recognize that the local market is still feeling the impact of the weak gaming industry. Many of our commercial customers have just completed the peak of their fiscal year and it remains to be seen whether they have sufficient financial resources to hold them until the start of the next summer season. “

For further information contact Michael D. Devlin, Chief Executive Officer, or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.
Forward Looking Statements
This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Further information on factors that could affect Cape Bancorp’s financial results can be found in the Cape Bancorp’s Form 10-K for the Year Ended December 31, 2008, which was filed by Cape Bancorp with the Securities and Exchange Commission on March 16, 2009.

SELECTED FINANCIAL DATA
(unaudited)
Cape Bancorp Inc.

		Three Months Ended
	YTD 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008
	(dollars in thousands, except per share data)
Statements of Income Data:
Interest income	$41,344	$13,409	$13,992	$13,943	$14,471	$15,154
Interest expense	14,768	4,487	5,074	5,207	5,664	6,084

Net interest income	26,576	8,922	8,918	8,736	8,807	9,070
Provision for loan losses	12,374	9,765	1,864	745	6,860	1,309

Net interest income after provision for loan losses	14,202	(843)	7,054	7,991	1,947	7,761
Non-interest income	24	888	(431)	(433)	(11,997)	(870)
Non-interest expense	21,346	6,609	6,653	8,084	38,251	6,722

Income (loss) before income taxes	(7,120)	(6,564)	(30)	(526)	(48,301)	169
Income tax expense (benefit)	12,011	12,571	(133)	(427)	(6,125)	(424)

Net income (loss)	$(19,131)	$(19,135)	$103	$(99)	$(42,176)	$593

Earnings (loss) per share[1]	$(1.55)	$(1.55)	$0.01	$(0.01)	$(3.43)	$0.05

Average shares outstanding	12,307,455	12,317,638	12,307,619	12,296,879	12,285,267	12,273,615

Shares issued		13,313,521	13,313,521	13,313,521	13,313,521	13,313,521

Statements of Condition Data (Period End):
Investments		$156,455	$170,879	$175,129	$163,480	$180,144
Loans, net of allowance		789,622	800,284	794,226	783,869	778,683
Allowance for loan losses		13,778	12,081	11,924	11,240	9,949
Total assets		1,067,239	1,110,614	1,105,710	1,090,735	1,128,259
Total deposits		763,420	744,568	790,346	711,130	730,276
Total borrowings		173,532	217,034	168,058	234,484	212,863
Total equity		124,681	142,989	141,223	140,725	177,682

Statements of Condition Data (Average Balance):
Total interest-earning assets	$1,008,623	$1,004,220	$1,016,597	$1,003,138	$1,014,972	$999,269
Total interest-bearing liabilities	883,305	872,223	891,071	886,779	880,005	871,014

Operating Ratios:
ROAA	-2.32%	-6.98%	0.04%	-0.04%	-14.94%	0.21%
ROAE	-17.84%	-52.87%	0.29%	-0.28%	-96.08%	1.30%
Yield on Earning Assets	5.48%	5.30%	5.52%	5.64%	5.78%	6.03%
Cost of Interest Bearing Liabilities	2.24%	2.04%	2.28%	2.38%	2.56%	2.78%
Net interest margin	3.52%	3.52%	3.52%	3.53%	3.52%	3.61%
Efficiency ratio[2]	66.49%	66.00%	64.03%	69.23%	382.55%	64.55%
Equity to assets (end of period)		11.68%	12.87%	12.77%	12.90%	15.75%
Tangible equity/tangible assets		9.72%	11.01%	10.89%	10.99%	11.40%
Non-performing loans to total gross loans		4.29%	3.65%	3.73%	2.65%	2.83%
Allowance for loan losses to non-performing loans		39.94%	40.70%	39.67%	53.39%	44.62%
Allowance for loan losses to total gross loans		1.71%	1.49%	1.48%	1.41%	1.26%
Book value		$9.37	$10.74	$10.61	$10.57	$13.35
Tangible book value		$7.62	$8.99	$8.86	$8.81	$9.18
Stock price		$7.68	$8.63	$7.03	$9.25	$9.15
Price to book value		81.96%	80.35%	66.26%	87.51%	68.54%
Price to tangible book value		100.79%	96.00%	79.35%	104.99%	99.67%

[1]	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

[2]	excludes a $1.234 million severence payout to Cape Bancorp’s former CEO 2009 1st QTR, & 2009 YTD

DELINQUENCY TABLE
(unaudited)
Delinquent Loan Summary

	9/30/2009			6/30/2009
Period Ending:	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	2,277,136	0.28%	19	3,486,966	0.43%	19
60-89	3,765,938	0.47%	21	3,176,706	0.39%	14
90+	31,031,782	3.86%	85	29,683,837	3.65%	78
Non-Accrual Other	5,297,987	0.66%	15

Total Delinquency:	42,372,843	5.27%	140	36,347,509	4.47%	111

Total Loans Total:	803,399,926			812,365,080

Days	CML	IL	ML	CML	IL	ML
31-59	986,732	635,924	654,480	1,562,501	374,051	1,550,414
60-89	2,497,843	377,240	890,856	2,309,086	124,912	742,708
90+	26,582,247	444,947	4,004,587	25,368,451	467,005	3,848,381
Non-Accrual Other*	5,297,987	—	—

Total Delinquency by Type	35,364,809	1,458,110	5,549,924	29,240,039	965,968	6,141,502
Total Loans by Type	508,307,575	48,565,587	246,526,764	515,327,026	48,453,407	248,584,647
% of Total Loans in Type	6.96%	3.00%	2.25%	5.67%	1.99%	2.47%
Total Delinquency	42,372,843			36,347,509

	3/31/2009			12/31/2008
Period Ending:	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	3,603,350	0.45%	27	5,938,319	0.75%	47
60-89	3,474,655	0.43%	23	6,277,807	0.79%	9
90+	30,061,971	3.73%	76	21,047,651	2.65%	60
Non-Accrual Other

Total Delinquency:	37,139,975	4.61%	126	33,263,777	4.18%	116

Total Loans Total:	806,150,079			795,109,112

Days	CML	IL	ML	CML	IL	ML
31-59	1,940,622	575,557	1,087,170	2,642,290	514,190	2,781,839
60-89	2,054,939	215,322	1,204,394	6,050,199	122,274	105,334
90+	26,167,509	391,111	3,503,351	18,895,917	338,547	1,813,187
Non-Accrual Other*

Total Delinquency by Type	30,163,070	1,181,990	5,794,915	27,588,406	975,011	4,700,360
Total Loans by Type	517,746,676	48,034,272	240,369,131	510,965,814	48,350,426	235,792,872
% of Total Loans in Type	5.83%	2.46%	2.41%	5.40%	2.02%	1.99%
Total Delinquency	37,139,975			33,263,777